Exhibit 3.4

TearLab Corporation

Certificate of Amendment of THE

amended and restated Certificate of Incorporation

TearLab Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.     The name of the Corporation is TearLab Corporation

2.     The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of Delaware on June 5, 2002 under the name Vascular Sciences Corporation.

3.     Pursuant to Section 242 of the DGCL, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

4.     The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

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The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is seventy-five million (75,000,000), of which sixty-five million (65,000,000) shares, par value $0.001 per share, shall be common stock (the “Common Stock”) and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the “Preferred Stock”).

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5.           This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on June 30, 2011.

6.           This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation on July 13, 2011.

By:	/s/ William Dumencu

Print Name:	William Dumencu

Title:	Chief Financial Officer and Treasurer